Exhibit 99.1

NEWS RELEASE

For Release on February 4, 2016	Contact: Steven D. Lance
4:02 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Reports Third Quarter FY 2016 Results

San Ramon, CA – February 4, 2016 – Giga-tronics Incorporated (Nasdaq: GIGA) reported today net sales for the third fiscal quarter ended December 26, 2015 of $4.5 million, which was the same as the $4.5 million reported for the third quarter of fiscal 2015. In the third quarter of fiscal 2016 the Company recorded $1.3 million of sales of its new Advanced Signal Generator (ASG) product, which was offset by the winding down of a $6.2 million nonrecurring YIG engineering order (NRE Order) received in the first quarter of fiscal 2015 in which the majority of the associated revenue was earned throughout fiscal 2015.

Net sales for the nine month period ended December 26, 2015 were $11.9 million, a decrease of 16%, compared to $14.1 million for the nine month period ended December 27, 2014. The decrease relates primarily to revenues associated with the prior fiscal year’s NRE Order.

Net loss for the third quarter of fiscal 2016 was $602,000, or $0.09 per fully diluted common share. This compares to net income for the third quarter of fiscal 2015 of $67,000, or $0.01 per fully diluted common share. The net loss in the third quarter of fiscal 2016, compared net income for the third quarter of fiscal 2015, was primarily due to decreased revenues associated with the NRE Order which had a lower cost of sales compared to product sales, additional sales and marketing expenses associated with the new ASG product, and a $97,000 loss on the adjustment of the warrant derivative liability to fair value compared to a $107,000 gain in third quarter of fiscal 2015.

Net loss for the nine month period ended December 26, 2015 was $2.5 million, or $0.40 per fully diluted common share. This compares to a net loss of $283,000, or $0.05 per fully diluted common share for the nine month period ended December 27, 2014. The higher net loss in the first nine months of fiscal 2016 compared to the same period in fiscal 2015 was primarily due to decreased revenues associated with the NRE Order and the increase in sales and marketing expenses associated with the new ASG product.

Non-GAAP net loss for the third quarter of fiscal 2016 was $286,000 or $0.04 per fully diluted common share, compared to a non-GAAP net income for the third quarter of fiscal 2015 of $239,000, or $0.03 per fully diluted common share. Non-GAAP net loss for the nine month period ended December 26, 2015 was $1.6 million, or $0.25 per fully diluted common share, compared to a non-GAAP net income for the nine month period ended December 27, 2014 of $361,000, or $0.04 per fully diluted common share. Non-GAAP net income / loss excludes non-cash expenses associated with the derivative revaluation and discount accretion of debt and warrant agreements as well as stock-based compensation (1).

On December 1, 2015 Giga-tronics announced it had entered into a strategic software licensing arrangement with a major aerospace company to develop and license threat simulation software as a commercial product that brings advanced threat environment simulation capability to its new ASG Hardware Platform. The Company expects to be shipping the ASG with the new software package within 6 to 9 months. The software and hardware will be sold together as a Real-Time Threat Emulation System.

On January 4, 2016 Giga-tronics announced the sale of its Power Meter, Amplifiers, Sensors, and legacy Signal Generator product lines to Spanawave Corporation (“Spanawave”). The product lines will transfer to Spanawave sequentially in phases beginning with certain sensor and amplifier products (effective January 4, 2016), with the final product line transfer (legacy Signal Generators) estimated to be completed in August 2016. Payments totaling $1.5 million will be made by Spanawave to Giga-tronics over the phased transition period with one-half of the payments ($750,000) expected to be received between June and August 2016. In addition, Spanawave will be purchasing existing inventory for these products in phases. Giga-tronics will continue to manufacture the related products until the respective product line transfer is complete.

On January 20, 2016 Giga-tronics announced the signings of securities purchase and warrant agreements for the sale of approximately 2.8 million units consisting of one share of Common Stock and a Warrant to purchase 0.75 shares of Common Stock. The purchase price for each Unit was $1.24375, yielding gross proceeds of approximately $3.5 million. Less fees, net proceeds to the Company are approximately $3.2 million. Each warrant has an exercise price of $1.15 per share. The additional capital from this sale is not included in the December 26, 2015 financial statements below.

Mr. Regazzi, the Company’s CEO stated, “I am very pleased in the progress we achieved in the third quarter with our Advanced Signal Generator program. We received a $1.4 million order from a major prime contractor and we shipped $1.3 million, a record for quarterly revenue of Advanced Signal Generator systems. Last month, we received a $433,000 follow on order from that same prime contractor. We also announced the completion of a software development agreement with a major aerospace company, who is also an important customer. The combination of our hardware and their software in our Real Time Threat Emulation System will substantially increase the addressable market for our EW solutions.”

Mr. Regazzi concluded, “The sale of our legacy products to Spanawave along with the recent sale of Common Stock is expected to provide the Company the focus and working capital to continue its transformation to products having higher gross margins that serve markets with better growth potential.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the third quarter results. To participate in the call, dial (888) 517-2485 or (847) 413-3615, and enter PIN Code 8654685#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of February 4, 2016.

      This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, long term growth, shipments, quality control certification and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System and our ability to manufacture it, receipt or timing of future orders, cancellations or deferrals of existing or future orders, our need for additional financing, possible delisting from trading on the NASDAQ Capital Market and moving to the OTCQB marketplace; the volatility in the market price of our common stock; the ability to regain AS9100C certification; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 28, 2015 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(1) Non-GAAP net loss and non-GAAP loss per common share, differ from net loss and loss per common share determined in accordance with GAAP (Generally Accepted Accounting Principles in the United States). Non-GAAP net loss and non-GAAP loss per common share exclude the effects of the revaluation of the derivative liability as well as the accretion of the discounts on debt notes entered into in March and June of 2014. These numbers also exclude the impact of Stock Based Compensation for all periods presented and exclude the impact of the $1.2 million warrant expense for the three month period ended March 28, 2015. These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A schedule reconciling non-GAAP financial measures is included in the financial information appearing at the end of this press release. Giga-tronics utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance to evaluate and manage its internal business and to assist in making financial operating decisions. Giga-tronics believes that the inclusion of non-GAAP financial measures, together with GAAP measures, provides investors with an alternative presentation useful to investors' understanding of Giga-tronics’ core operating results and trends. Additionally, Giga-tronics believes that the inclusion of non-GAAP measures, together with GAAP measures, provides investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by Giga-tronics.

GIGA-TRONICS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)	December 26, 2015	March 28, 2015
Assets
Current assets:
Cash and cash-equivalents	$783	$1,170
Trade accounts receivable, net of allowance of $45, respectively	2,136	2,354
Inventories, net	4,311	3,365
Prepaid expenses and other current assets	171	373
Total current assets	7,401	7,262
Property and equipment, net	774	718
Other long term assets	68	74
Capitalized software development cost	440	—
Total assets	$8,683	$8,054
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$1,200	$—
Current portion of long term debt, net of discount	575	811
Accounts payable	2,431	973
Accrued payroll and benefits	582	678
Deferred revenue	1,394	1,127
Deferred rent	144	127
Capital lease obligations	48	69
Other current liabilities	584	501
Total current liabilities	6,958	4,286
Long term loan	—	392
Warrant liability, at estimated fair value	392	252
Long term obligations - deferred rent	—	111
Long term obligations - capital lease	177	58
Total liabilities	7,527	5,099

Shareholders' equity:
Convertible preferred stock of no par value;
Authorized - 1,000,000 shares;
Series A - designated 250,000 shares, no shares at December 26, 2015 and March 28, 2015 issued and outstanding;	—	—
Series B, C, D - designated 19,500 shares; 18,533.51 shares at December 26, 2015 and March 28, 2015 issued and outstanding; (liquidation preference of $3,540 at December 26, 2015 and March 28, 2015)	2,911	2,911
Common stock of no par value;
Authorized - 40,000,000 shares; 6,752,581 shares at December 26, 2015 and 6,706,065 at March 28, 2015 issued and outstanding	20,713	19,975
Accumulated deficit	(22,468)	(19,931)
Total shareholders' equity	1,156	2,955
Total liabilities and shareholders' equity	$8,683	$8,054

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended		Nine Month Periods Ended
	December 26,	December 27,	December 26,	December 27,
(In thousands except per share data)	2015	2014	2015	2014
Net sales	$4,483	$4,509	$11,921	$14,127
Cost of sales	2,868	2,637	7,701	8,101
Gross margin	1,615	1,872	4,220	6,026

Operating expenses:
Engineering	614	672	2,179	2,563
Selling, general and administrative	1,417	1,113	4,221	3,401
Total operating expenses	2,031	1,805	6,400	5,964

Operating income/(loss)	(416)	67	(2,180)	62

Gain/(loss) on adjustment of derivative liability to fair value	(98)	107	(51)	16
Interest expense:
Interest expense, net	(54)	(62)	(164)	(199)
Interest expense from accretion of loan discounts	(34)	(45)	(140)	(115)
Total interest expense	(88)	(107)	(304)	(314)
Income/(loss) before income taxes	(602)	67	(2,535)	(236)
Provision for income taxes	—	—	2	47
Net Earnings/(loss)	$(602)	$67	$(2,537)	$(283)

Earnings/(loss) per common share – basic	$(0.09)	$0.01	$(0.40)	$(0.05)
Earnings/(loss) per common share – diluted	$(0.09)	$0.01	$(0.40)	$(0.05)

Weighted average shares used in per share calculation:
Basic	6,484	5,208	6,402	5,166
Diluted	6,484	5,463	6,402	5,166

RECONCILIATION OF NET LOSS TO NON-GAAP NET INCOME/(LOSS)
(Unaudited in thousands, except per share data)

	Three Month Periods Ended		Nine Month Periods Ended
	December 26,	December 27,	December 26,	December 27,
	2015	2014	2015	2014
Net income/(loss)	$(602)	$67	$(2,537)	$(283)
Adjustments to reconcile net income/(loss) to non-GAAP net income/(loss):
Stock based compensation expense	184	234	717	545
(Gain)/loss on adjustment of derivative liability to fair value	98	(107)	51	(16)
Accretion of loan discounts	34	45	140	115
Non-GAAP net income/(loss)	$(286)	$239	$(1,629)	$361
Non-GAAP earnings/(loss) per common share-basic	$(0.04)	$0.03	$(0.25)	$0.05
Non-GAAP earnings/(loss) per common share- diluted	$(0.04)	$0.03	$(0.25)	$0.04
Shares used in the calculation of non-GAAP earnings/(loss) per share:
Basic	6,484	5,208	6,402	5,166
Diluted	6,484	5,463	6,402	5,956

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended
	December 26,	September 26,	June 27,	March 28,
(In thousands except per share data)	2015	2015	2015	2015
Net sales	$4,483	$3,063	$4,375	$4,325
Cost of sales	2,868	2,186	2,647	2,344
Gross margin	1,615	877	1,728	1,981

Operating expenses:
Engineering	614	819	746	647
Selling, general and administrative	1,417	1,349	1,455	1,382
Total operating expenses	2,031	2,168	2,201	2,029

Operating income/(loss)	(416)	(1,291)	(473)	(48)

Gain/(loss) on adjustment of derivative liability to fair value	(98)	110	(63)	(17)
Warrant expense	—	—	—	(1,232)
Interest expense:
Interest expense, net	(54)	(60)	(51)	(55)
Interest expense from accretion of loan discounts	(34)	(63)	(42)	(38)
Total interest expense	(88)	(123)	(93)	(93)
Income/(loss) before income taxes	(602)	(1,304)	(629)	(1,390)
Provision for income taxes	—	2	—	—
Net income/(loss)	$(602)	$(1,306)	$(629)	$(1,390)

Earnings/(loss) per common share – basic	$(0.09)	$(0.20)	$(0.10)	$(0.25)
Earnings/(loss) per common share – diluted	$(0.09)	$(0.20)	$(0.10)	$(0.25)

Weighted average shares used in per share calculation:
Basic	6,484	6,472	6,251	5,616
Diluted	6,484	6,472	6,251	5,616

RECONCILIATION OF NET INCOME/(LOSS) TO NON-GAAP NET INCOME/(LOSS)
(Unaudited in thousands, except per share data)

	Three Month Periods Ended
	December 26,	September 26,	June 27,	March 28,
	2015	2015	2015	2015
Net income/(loss)	$(602)	$(1,306)	$(629)	$(1,390)
Adjustments to reconcile net income/(loss) to non-GAAP net income/(loss):
Warrant expense	—	—	—	1,232
Stock based compensation expense	184	198	335	282
(Gain)/loss on adjustment of derivative liability to fair value	98	(110)	63	17
Accretion of loan discounts	34	63	42	38
Non-GAAP net income/(loss)	$(286)	$(1,155)	$(189)	$179
Non-GAAP earnings/(loss) per common share-basic	$(0.04)	$(0.18)	$(0.10)	$0.03
Non-GAAP earnings/(loss) per common share- diluted	$(0.04)	$(0.18)	$(0.10)	$0.03
Shares used in the calculation of non-GAAP earnings/(loss) per share:
Basic	6,484	6,472	6,251	5,616
Diluted	6,484	6,472	6,251	5,616